Ken Denman, Technology Executive, Joins VMware Board of Directors

PALO ALTO, Calif., Jan. 19, 2020 – VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced that Ken Denman has been elected to the VMware board of directors.

Denman brings extensive expertise to VMware’s board of directors and is widely recognized as a pioneer and leader in technology, having served as a seasoned entrepreneur, venture capitalist, chief executive and as a board member of prominent companies including Costco Wholesale Corp., LendingClub Inc. and Motorola Solutions, Inc.

“We are extremely pleased that Ken is joining the VMware board of directors,” said Paul Sagan, Lead Director and Chair of the Compensation and Corporate Governance Committee. “Ken is an experienced technologist and corporate director with deep roots in software, mobile and AI technologies. We are looking forward to his contributions and having him partner with us and the executive team as we work together to take advantage of the strategic opportunities ahead.”

“I am thrilled with the appointment to the VMware board,” commented Ken Denman. “VMware is a proven market leader that is continuing to evolve and is committed to helping its customers transform in these unprecedented times. I am pleased to join the team and contribute.”

Denman brings two decades of technology leadership experience to VMware. Currently a Venture Partner at Sway Ventures, he was previously Co-Founder, President, and Chief Executive Officer of Emotient, Inc., a developer of software technology to analyze facial expressions, until the company was acquired by Apple in 2016.  He was the Chief Executive Officer of Openwave Systems, Inc., subsequent to his role as the Chairman and Chief Executive Officer of iPass, Inc., for which he led a successful IPO.

Mr. Denman currently serves on the Board of Directors of Costco Wholesale, Inc., LendingClub, Inc and Motorola Solutions, Inc., where he is the lead Independent Director and Chair of the Nominating and Governance Committee.  He is also a Visiting Professor at the University of Washington's Foster School of Business and serves on the Boards of the Foster School and the University of Washington Foundation. He is also a member of the Board of Trustees of Seattle Children’s Hospital.

About VMware
VMware software powers the world’s complex digital infrastructure. The company’s cloud, app modernization, networking, security, and digital workspace offerings help customers deliver any application on any cloud across any device. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough technology innovations to its global impact. For more information, please visit https://www.vmware.com/company.html

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